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                                                                     EXHIBIT 1.1

                                                                  EXECUTION COPY


                     PETRO STOPPING CENTERS HOLDINGS, L.P.

                      PETRO HOLDINGS FINANCIAL CORPORATION

                       PETRO WARRANT HOLDINGS CORPORATION


                           82,707 UNITS CONSISTING OF

               $82,707,000 PRINCIPAL AMOUNT AT STATED MATURITY OF

                       15% SENIOR DISCOUNT NOTES DUE 2008

                                      AND

          82,707 WARRANTS TO PURCHASE 82,707 SHARES OF COMMON STOCK OF
                       PETRO WARRANT HOLDINGS CORPORATION

                               PURCHASE AGREEMENT

                                                              New York, New York
                                                                   July 19, 1999

First Union Capital Markets Corp.
CIBC World Markets Corp.
C/o First Union Capital Markets Corp.
As Representative of the Initial Purchasers
301 South College Street, TW-5
Charlotte, NC 28288-0604

Ladies and Gentlemen:

          Petro Stopping Centers Holdings, L.P., a Delaware limited partnership (the "Partnership"), and Petro Holdings Financial Corporation, a Delaware corporation (together with the Partnership, the "Issuers") propose to sell to the parties named in Schedule I hereto (the "Initial Purchasers"), for whom you are acting as representative (the "Representative"), 82,707 units (the "Units"), consisting in the aggregate of $82,707,000 principal amount at stated maturity of 15% Senior Discount Notes Due 2008 (the "Notes") issued by the Issuers and 82,707 warrants (the "Warrants") exchangeable for an aggregate of 82,707 shares (the "Warrant Shares") of common stock (the "Common Stock ") of Petro Warrant Holdings Corporation ("Warrant Holdings") issued by Warrant Holdings. Each Unit will consist of $1,000 principal amount at stated maturity of the Notes and one Warrant to purchase one share of Common Stock. The Notes are to be issued under an indenture (the "Indenture") to be dated the Closing Date (as defined below) among the Issuers and State Street Bank and Trust Company, as trustee (the "Trustee"). The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") to be dated the Closing Date among Warrant Holdings, the Partnership, Sixty
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Eighty, L.L.C., the Initial Purchasers and State Street Bank and Trust Company,
as warrant agent (the "Warrant Agent"). The Notes and the Warrants comprising each Unit will be separable immediately. The Units, the Notes and the Warrants are more fully described in the Final Memorandum referred to below.

          This Agreement, the registration rights agreement, to be dated the Closing Date, between the Initial Purchasers and the Issuers (the "Registration Rights Agreement"), the Notes, the Indenture, the registration rights and partners' agreement, to be dated the Closing Date, among the Initial Purchasers, the Partnership, the partners of the Partnership, Sixty Eighty, L.L.C., and Warrant Holdings (the "Registration Rights and Partners' Agreement"), the Warrants and the Warrant Agreement are hereinafter collectively referred to as the "Transaction Documents" and the transactions contemplated therein the "Transactions."

          The limited partnership agreement of Petro Stopping Centers Holdings, L.P. among Petro, Inc., as general partner, and James A. Cardwell, Sr., James A. Cardwell, Jr., JAJCO II, Inc., Mobil Long Haul, Inc. ("Mobil"), Volvo Petro Holdings, LLC ("Volvo") and Warrant Holdings, as limited partners (the "Holdings Partnership Agreement"), the fourth amended and restated limited partnership agreement of Petro Stopping Centers, L.P. to be entered into among Petro, Inc. and Petro Holdings GP, L.L.C., as general partners, and Petro Stopping Centers Holdings, L.P. and James A. Cardwell, Jr., as limited partners (the "Operating Partnership Agreement"), the supplemental indenture to the indenture governing the 10 1/2% Senior Notes Due 2007 of Petro Stopping Centers, L.P., dated January 30, 1997, to be entered into between Petro Stopping Centers, L.P. and the Trustee (the "First Supplemental Indenture"), the new senior credit agreement to be entered into among Petro Stopping Centers, L.P., the Partnership and BankBoston, N.A. (the "New Senior Credit Facility"), the partnership interest subscription and purchase agreement to be entered into among Petro, Inc., Petro Holdings GP Corp., Petro Holdings LP Corp., Mobil, James A. Cardwell, Sr., James
A. Cardwell, Jr., JAJCO II, Inc., Volvo, Warrant Holdings, and Petro Stopping Centers, L.P. (the "Subscription and Purchase Agreement"), whereby Mobil and Volvo will purchase partnership interests in the Partnership and the Partnership will purchase the partnership interests in Petro Stopping Centers, L.P. owned by Chartwell Investments Inc. and the purchase agreement to be entered into between the Partnership and Kirschner Investments, whereby the Partnership will purchase the partnership interests in Petro Stopping Centers, L.P. owned by Kirschner Investments (the "Kirshner Purchase Agreement") are hereinafter collectively referred to as the "Recapitalization Documents" and the transactions contemplated therein the "Recapitalization."

          The sale of the Units to the Initial Purchasers will be made without registration of the Units, Notes or Warrants under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon exemptions from the registration requirements of the Securities Act. You have advised the Issuers that the Initial Purchasers will offer and sell the Units purchased by them hereunder in accordance with Section 4 hereof as soon as you deem advisable.

          In connection with the sale of the Units, the Issuers and Warrant Holdings have prepared a preliminary offering memorandum, dated June 25, 1999 (including any and all exhibits thereto, the "Preliminary Memorandum"), and a final offering memorandum, dated July 19, 1999 (including any and all exhibits thereto, the "Final Memorandum"). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Issuers, Warrant Holdings and the Units (and the Notes and Warrants included therein). The Issuers and Warrant Holdings hereby confirm that they have authorized the use of the

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Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Units by the Initial Purchasers. Unless stated to the contrary, all references herein to the Final Memorandum are to the Final Memorandum at the Execution Time (as defined below) and are not meant to include any amendment or supplement subsequent to the Execution Time.

          As used herein, "Material Adverse Effect" means a material adverse effect on the financial condition, earnings, business or properties of the Partnership, its subsidiaries and Warrant Holdings, taken as a whole.

          1.   Representations and Warranties.  The Issuers and Warrant Holdings
               ------------------------------
each jointly and severally, represent and warrant to the Initial Purchasers as set forth below in this Section 1.

          (a) Each of the Issuers, Warrant Holdings and Petro Stopping Centers, L.P. has been duly organized or incorporated and is validly existing as a limited partnership or corporation in good standing under the laws of the jurisdiction in which it is organized or incorporated and is duly qualified to do business as a foreign limited partnership or corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases material properties or conducts material business, except in such jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.

          (b) Each of the Issuers, Warrant Holdings and Petro Stopping Centers, L.P. has full power (partnership or corporate) to own or lease its properties and conduct its business as described in the Final Memorandum; and each of the Issuers and Warrant Holdings has full power (partnership or corporate) to enter into this Agreement and to carry out all the terms and provisions hereof to be carried out by it.

          (c) All the limited partnership interests in the Partnership have been duly authorized and validly issued and are fully paid and non-assessable; all the outstanding capital stock of Petro Holdings Financial Corporation and Warrant Holdings has been duly and validly authorized and issued and is fully paid and nonassessable; on the Closing Date at least 99.0% of the outstanding capital interests in Petro Stopping Centers, L.P. will be owned by the Partnership either directly or through wholly owned subsidiaries free and clear of any security interest except such security interests contained in the New Senior Credit Facility; and on the Closing Date ten percent of the outstanding common limited partnership interests of the Partnership will be owned by Warrant Holdings free and clear of any security interest.

          (d) On the Closing Date each of the Issuers and Petro Stopping Centers, L.P. will have an authorized, issued and outstanding capitalization as set forth in the Final Memorandum.

          (e) This Agreement has been duly authorized, executed and delivered by the Issuers and Warrant Holdings, and constitutes a legal, valid and binding instrument enforceable against the Issuers and Warrant Holdings, in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization,

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     insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and subject to general principles of equity).

          (f) The Notes have been duly and validly authorized for issuance and sale to the Initial Purchasers pursuant to this Agreement and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers pursuant to this Agreement, will constitute the legal, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms and entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity. The statements set forth under the heading "Description of the Notes" in the Final Memorandum, insofar as such statements purport to summarize certain provisions of the Notes and the Indenture, provide a fair summary of such provisions.

          (g) The execution and delivery of the Indenture have been duly authorized by the Issuers, and when executed and delivered, the Indenture will constitute a legal, valid and binding instrument enforceable against the Issuers in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and subject to general principles of equity).

          (h) The execution and delivery of the Registration Rights Agreement have been duly authorized by the Issuers, and when executed and delivered, the Registration Rights Agreement will constitute a legal, valid and binding instrument enforceable against the Issuers in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and subject to general principles of equity).

          (i) The Warrants have been duly and validly authorized for issuance and sale to the Partnership and their resale by the Partnership to the Initial Purchasers pursuant to this Agreement has been duly and validly authorized by the Partnership and, when issued and countersigned in accordance with the provisions of the Warrant Agreement and delivered to and paid for by the Initial Purchasers pursuant to this Agreement, will constitute the legal, valid and binding obligations of Warrant Holdings, enforceable against Warrant Holdings in accordance with their terms and entitled to the benefits of the Warrant Agreement, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity. The statements set forth under the heading "Description of the Warrants" in the Final Memorandum, insofar as such statements purport to summarize certain provisions of the Warrants and the Warrant Agreement, provide a fair summary of such provisions.

          (j) The execution and delivery of the Warrant Agreement have been duly authorized by Warrant Holdings, and when executed and delivered, the Warrant Agreement will constitute a legal, valid and binding instrument enforceable against Warrant Holdings in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws

                                       4
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     affecting creditors' rights generally from time to time in effect and subject to general principles of equity).

          (k) The execution and delivery of the Registration Rights and Partners' Agreement have been duly authorized by the Partnership and Warrant Holdings, and when executed and delivered, the Registration Rights and Partners' Agreement will constitutes a legal, valid and binding instrument enforceable against the Partnership and Warrant Holdings in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and subject to general principles of equity).

          (l) The Warrant Shares have been duly authorized and reserved for issuance upon exchange of the Warrants in accordance with the terms of the Warrant Agreement, are free of preemptive rights and, when issued upon exchange of the Warrants in accordance with the terms of the Warrant Agreement will be validly issued, fully paid and nonassessable.

          (m) The financial statements and schedules of the Issuers and Petro Stopping Centers, L.P. included in the Final Memorandum fairly present in all material respects the financial position of the Issuers and Petro Stopping Centers, L.P. and the results of operations and changes in financial condition as of the dates and periods therein specified. Such financial statements and schedules have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise noted therein). The selected financial data set forth under the caption "Selected Historical Consolidated Financial Data" in the Final Memorandum fairly present in all material respects, on the basis stated in the Final Memorandum, the information included therein.

          (n) Arthur Andersen LLP, who have certified certain financial statements of the Issuers and Petro Stopping Centers, L.P. and delivered their report with respect to the audited consolidated financial statements and schedules included in the Final Memorandum, are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations thereunder.

          (o) No legal or governmental proceedings are pending to which the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. is a party or to which the property of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. is subject that are not described in the Final Memorandum, and, to the knowledge of the Issuers, no such proceedings have been threatened against the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. or with respect to any of their respective properties, except in each case for such proceedings that, if the subject of an unfavorable decision, ruling or finding, would not, singly or in the aggregate, result in a Material Adverse Effect.

          (p) The issuance of the Notes by the Issuers, the issuance of the Warrants by Warrant Holdings, the sale of the Warrants by Warrant Holdings to the Partnership, the offering and sale to the Initial Purchasers by the Issuers of the Notes and Warrants pursuant to this Agreement and the compliance by the Issuers and Warrant Holdings with the other provisions of this Agreement and the other Transaction Documents do not

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     (i) require the consent, approval, authorization, registration or qualification of or with any governmental authority, except such as have been obtained and such as may be required under state securities or blue sky laws or (ii) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. is a party or by which the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. or any of their respective properties are bound, or the charter documents or by-laws of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P., or any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator applicable to the Issuers, Warrant Holdings or Petro Stopping Centers, L.P.

          (q) The consummation of the Recapitalization and the compliance by the parties thereto with the provisions of the Recapitalization Documents do not (i) require the consent, approval, authorization, registration or qualification of or with any governmental authority, except such as have been obtained and such as may be required under state securities or blue sky laws or (ii) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. is a party or by which the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. or any of their respective properties are bound, or the charter documents or by-laws of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P., or any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator applicable to the Issuers, Warrant Holdings or Petro Stopping Centers, L.P., except where such conflict, breach or violation, singly or in the aggregate, would not result in a Material Adverse Effect.

          (r) None of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. has (i) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of any of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. to facilitate the sale or resale of the Units, Notes or Warrants or
     (ii) paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. (except for the sale of Units by the Initial Purchasers under this Agreement).

          (s) Subsequent to the respective dates as of which information is given in the Final Memorandum, (i) none of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. has incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (ii) none of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. has purchased any of its outstanding capital interests, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital interests; and (iii) there has not been any material change in the capital interests, short-term debt or long-term debt of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P., except in each case as described in or contemplated by the Final Memorandum.

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          (t)  The Issuers, Warrant Holdings and Petro Stopping Centers, L.P.
     have good and indefeasible title in fee simple to all items of real property free and clear of any security interests, liens, encumbrances, equities, claims and other defects, except as set forth in the New Senior Credit Facility, and except such as do not materially and adversely affect the value of such property and do not interfere with the use made or proposed to be made of such property by the Issuers, Warrant Holdings or Petro Stopping Centers, L.P., and any real property and buildings held under lease by the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. are held under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Issuers, Warrant Holdings or Petro Stopping Centers, L.P., in each case except as described in or contemplated by the Final Memorandum.

          (u) No labor dispute with the employees of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. exists or is threatened or imminent that could result in a Material Adverse Effect.

          (v) The Issuers, Warrant Holdings and Petro Stopping Centers, L.P. own or possess all material patents, patent applications, trademarks, service marks, trade names, licenses, copyrights and proprietary or other confidential information currently employed by them in connection with their respective businesses, except where the absence of which, singly or in the aggregate, would not have a Material Adverse Effect, and none of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. has received any notice of infringement of or conflict with asserted rights of any third party with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect, except as described in or contemplated by the Final Memorandum.

          (w) The Issuers, Warrant Holdings and Petro Stopping Centers, L.P. are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged .

          (x) No subsidiary of the Partnership is currently prohibited, directly or indirectly, from paying any dividends to the Partnership, from repaying to the Partnership any loans or advances to such subsidiary from the Partnership or from transferring any of such subsidiary's property or assets to the Partnership or any other subsidiary of the Partnership, except as described in or contemplated by the Final Memorandum and except for the restrictions in the indenture, dated May 24, 1994, governing the 12 1/2% Senior Notes Due 2002 of Petro Stopping Centers, L.P., the 10 1/2% Notes Indenture and the New Senior Credit Facility, restrictions under law and, in the case of a transfer of property or assets, any restrictions on transfer contained in purchase money indebtedness, capital leases and anti-assignment clauses in contracts with respect to the property and assets which are the subject thereof.

          (y) Each of the Issuers, Warrant Holdings and Petro Stopping Centers, L.P. possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the absence of which, singly or in the aggregate, would not have a Material Adverse Effect, and none of the Issuers, Warrant Holdings or Petro Stopping Centers,

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     L.P. has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect, except as described in or contemplated by the Final Memorandum.

          (z) None of the Issuers or Petro Stopping Centers, L.P. is an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), without taking account of any exemption arising out of the number of holders of the securities of any of the Issuers or Petro Stopping Centers, L.P. Each of the Issuers and Petro Stopping Centers, L.P. will conduct its operations in a manner that will not subject it to registration as an investment company under the Investment Company Act.

          (aa) Warrant Holdings is not and, after giving effect to the offering and sale of the Units and the application of the net proceeds thereof as described in the Final Memorandum under "Use of Proceeds," will not be, required to register as an "investment company" under the Investment Company Act, and Warrant Holdings is not "controlled" by an "investment company" as defined in the Investment Company Act.

          (bb) The Issuers, Warrant Holdings and Petro Stopping Centers, L.P. have timely filed all foreign, federal, state and local tax or information returns that are required to be filed or have requested extensions thereof, which returns are true, correct and complete in all material respects, except for such failure to file timely or to request an extension that, singly or in the aggregate, would not have a Material Adverse Effect, and have paid all taxes required to be paid by each of them and any other assessment, fine or penalty levied against each of them, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith and for which adequate reserves have been provided, or any such assessment, fine or penalty the nonpayment of which, singly or in the aggregate, would not have a Material Adverse Effect, or as described in or contemplated by the Final Memorandum.

          (cc) None of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. is in violation of any federal or state law or regulation relating to occupational safety and health or to the storage, handling or transportation of hazardous or toxic materials and the Issuers, Warrant Holdings and Petro Stopping Centers, L.P. have received all permits, licenses or other approvals required of them under applicable federal and state occupational safety and health and environmental laws and regulations to conduct their respective businesses, and the Issuers, Warrant Holdings and Petro Stopping Centers, L.P. are in compliance with all terms and conditions of any such permit, license or approval, except any such violation of law or regulation, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals which would not, singly or in the aggregate, result in a Material Adverse Effect and except as described in or contemplated by the Final Memorandum.

          (dd) The books, records and accounts of Petro Stopping Centers, L.P. accurately and fairly reflect, in reasonable detail, in all material respects the transactions in and dispositions of its assets and its results of operations; Petro Stopping Centers, L.P.

                                       8
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     maintains a system of internal accounting controls sufficient to provide reasonable assurance that in all material respects (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (ee) No default exists, and no event has occurred which, with notice or lapse of time or both, would constitute a default in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, lease or other material agreement or instrument to which the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. is a party or by which the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. or any of their respective properties is bound or may be affected in any material adverse respect with regard to the property, business or operations of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P., except where such default, singly or in the aggregate, would not have a Material Adverse Effect.

          (ff) The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Final Memorandum, at the date hereof, does not, and at the Closing Date (as defined below) will not (and any amendment or supplement thereto, at the date thereof and at the Closing Date, will not), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Issuers make no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Issuers by or on behalf of the Initial Purchasers specifically for inclusion therein.

          (gg) None of the Issuers, Warrant Holdings or any of their Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act ("Regulation D")), or any person acting on their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration under the Securities Act of the Units, Notes, Warrants or the notes identical to the Notes concurrently being issued to Petro Holdings LP Corp. pursuant to the Subscription and Purchase Agreement, provided that the Issuers and Warrant Holdings are not making any representation with respect to any actions of the Initial Purchasers.

          (hh) None of the Issuers, Warrant Holdings or any of their Affiliates, or any person acting on their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Units, Notes or Warrants in the United States, provided that the Issuers and Warrant Holdings are not making any representation with respect to any actions of the Initial Purchasers.

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          (ii) The Units, Notes and Warrants satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

          (jj) The Issuers have been advised by the National Association of Securities Dealers, Inc. PORTAL Market that the Notes have been designated PORTAL eligible securities in accordance with the rules and regulations of the National Association of Securities Dealers, Inc.

          (kk) Neither the Issuers nor Warrant Holdings has paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Issuers or Warrant Holdings (except as contemplated by this Agreement).

          (ll) None of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. is party to any material contract other than those listed as a material contract on Schedule II to this Agreement.

          (mm) Set forth on Schedule III to this Agreement is a list of every jurisdiction in which any of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P. owns or leases material properties or conducts material business.

          (nn) No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Final Memorandum has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

          (oo) The information provided by the Issuers and Warrant Holdings pursuant to Section 5(h) hereof will not, at the date thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          2.  Purchase and Sale.  Subject to the terms and conditions and in
              -----------------
reliance upon the representations and warranties herein set forth, the Issuers agree to sell to the Initial Purchasers, and the Initial Purchasers agree to purchase from the Issuers, that number of Units set forth opposite its name on
Schedule I hereto.  The purchase price for the Units shall be $466.71 per Unit.

          3.  Delivery and Payment.  Delivery of and payment for the Units shall
              --------------------
be made at 10:00 AM, New York City time, on July 23, 1999, or such later date as the Representative shall designate, which date and time may be postponed by agreement between the Representative and the Issuers (such date and time of delivery and payment for the Units being herein called the "Closing Date"). Delivery of the Units shall be made to the Representative for the respective accounts of the Initial Purchasers against payment by the Initial Purchasers through the Representative of the purchase price thereof by wire transfer of immediately available funds to an account specified by the Issuers or as the Issuers may direct in writing. Certificates for the Notes and Warrants comprising the Units shall be registered in such names and in such denominations as the Representative may request not less than three full business days in advance of the Closing Date.

          The Issuers agree to have the Notes and Warrants comprising the Units available for inspection, checking and packaging by the Representative in New York, New York, not later than 1:00 PM on the business day prior to the Closing Date.

          4.  Offering.  Each Initial Purchaser, severally and not jointly,
              --------
represents and warrants to and agrees with the Issuers that:

          (a) It has not offered or sold, and will not offer or sell, any Units except to those it reasonably believes to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) ("Qualified Institutional Buyers") that are also "qualified purchasers" (as defined in
     Section 2(a)(51) of the Investment Company Act) and that, in connection with each such sale, (i) it has taken or will take reasonable steps to ensure that the purchaser of such Units is aware that such sale is being made in reliance on Rule 144A and (ii) in order to enable Warrant Holdings to rely on the exemption from registration under the Investment Company Act provided in Section 3(c)(7) thereof, it has obtained, or will obtain, from such purchaser the certificate required to be delivered pursuant to the Warrant Agreement.

          (b) It is a Qualified Institutional Buyer and an "accredited investor" within the meaning of Rule 501(a) under the Securities Act and a qualified purchaser under the Investment Company Act.

          (c) Neither it nor any person acting on its behalf has made or will make offers or sales of the Units in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States.

          (d) It will deliver to each purchaser of the Units from such Initial Purchaser, in connection with its original distribution of the Units, a copy of the Final Memorandum, as amended and supplemented at the date of such delivery, provided that the Issuers furnish to such Initial Purchaser sufficient copies of the Final Memorandum to make such delivery.

          (e) It represents and agrees that (i) it has not offered or sold, and will not offer or sell, any Units in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or otherwise or in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"), (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the Units in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the Units if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.


          5.  Agreements.  The Issuers and Warrant Holdings agree with each
              ----------
Initial Purchaser that:

          (a) The Issuers will furnish to the Initial Purchasers and to Cleary, Gottlieb, Steen & Hamilton ("Counsel for the Initial Purchasers"), without charge, during the period referred to in paragraph (c) below, as many copies of the Final Memorandum and any amendments and supplements thereto as they may reasonably request. The Issuers will pay the expenses of printing or other production of all documents relating to the offering.

          (b) The Issuers will not amend or supplement the Final Memorandum without the consent of the Representative, which consent shall not be unreasonably withheld.

          (c) If at any time prior to the completion of the sale of the Units by the Initial Purchasers (as determined by the Representative), any event occurs as a result of which the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it should be necessary to amend or supplement the Final Memorandum to comply with applicable law, the Issuers will promptly notify the Representative of the same and, subject to the requirements of paragraph
     (b) of this Section 5, will prepare and provide to the Representative pursuant to paragraph (a) of this Section 5 an amendment or supplement which will correct such statement or omission or effect such compliance.

          (d) The Issuers will arrange for the qualification of the Units for sale by the Initial Purchasers under the laws of such jurisdictions as the Initial Purchasers may designate and will maintain such qualifications in effect so long as required for the sale of the Units, Notes or Warrants. The Issuers will promptly advise the Representative of the receipt by the Issuers or Warrant Holdings of any notification with respect to the suspension of the qualification of the Units, Notes or Warrants for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

          (e) The Issuers and Warrant Holdings will not, and will not permit any of their Affiliates to, resell any Units, Notes or Warrants that have been acquired by any of them.

          (f) None of the Issuers, Warrant Holdings or any of their Affiliates, or any person acting on their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of any of the Units, Notes or Warrants under the Securities Act.

          (g) None of the Issuers, Warrant Holdings or any of their Affiliates, or any person acting on their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Units, Notes or Warrants in the United States.

          (h) So long as any of the Units, Notes or Warrants are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, the Issuers and Warrant Holdings will, unless they become subject to and comply with Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

          (i) The Issuers will cooperate with the Representative and use their best efforts to permit the Notes to be eligible for clearance and settlement through The Depository Trust Company.

          (j) Except as disclosed in the Final Memorandum, the Issuers will not, until 90 days following the Closing Date, without the prior written consent of the Representative, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by either of the Issuers (other than the Notes).

          (k) The Issuers and Warrant Holdings will not voluntarily claim, and will resist actively any attempts to claim, the benefit of any usury laws against the holders of any Units, Notes or Warrants.

          (l) The Issuers and Warrant Holdings will not, and will cause their affiliates not to, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Units, Notes or Warrants in a manner that would require the registration under the Securities Act of the sale to the Initial Purchasers of the Units or to take any other action that would result in their resale by the Initial Purchasers not being exempt from registration under the Act.

          6.  Conditions to the Obligations of the Initial Purchasers.  The
              -------------------------------------------------------
obligations of the Initial Purchasers to purchase the Units shall be subject to the accuracy of the representations and warranties on the part of the Issuers and Warrant Holdings contained herein at the date and time that this Agreement is executed and delivered by the parties hereto (the "Execution Time"), and the Closing Date, to the accuracy of the statements of the Issuers and Warrant Holdings made in any certificates pursuant to the provisions hereof, to the performance by the Issuers and Warrant Holdings of their obligations hereunder and to the following additional conditions:

          (a) The Issuers shall have furnished to the Initial Purchasers the opinion of Gibson, Dunn & Crutcher LLP, counsel for the Issuers and Warrant Holdings, dated the Closing Date, to the effect that:

               (i) each of the Issuers and Warrant Holdings has been duly organized or incorporated and is validly existing as a limited partnership or corporation in good standing under the laws of the jurisdiction in which it is organized or incorporated, and is duly qualified to do business as a foreign limited partnership or corporation and is in good standing under the laws of each jurisdiction listed on Schedule III hereto;

               (ii) each of the Issuers and Warrant Holdings has full power (partnership or corporate) to own or lease its properties and conduct its business as described in the Final Memorandum; and each of the Issuers and Warrant

          Holdings has full power (partnership or corporate) to enter into this Agreement and to carry out all the terms and provisions hereof to be carried out by it;

               (iii) all the limited partnership interests in the Partnership have been duly authorized and validly issued and are fully paid and non-assessable (except for capital call provisions provided in the Holdings Partnership Agreement, but which do not apply to any limited partnership interests owned by Warrant Holdings); all the outstanding capital stock of Petro Holdings Financial Corporation and Warrant Holdings has been duly and validly authorized and issued and is fully paid and nonassessable; and ten percent of the outstanding common limited partnership interests of the Partnership are owned of record by Warrant Holdings, and, to the knowledge of such counsel, free and clear of any security interest;

               (iv) this Agreement has been duly authorized, executed and delivered by the Issuers and Warrant Holdings, and constitutes a legal, valid and binding instrument enforceable against the Issuers and Warrant Holdings, in accordance with its terms;

               (v) the Notes have been duly and validly authorized for issuance and sale to the Initial Purchasers pursuant to this Agreement and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers pursuant to this Agreement, will constitute legal, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms and entitled to the benefits of the Indenture; and the statements set forth under the heading "Description of the Notes" in the Final Memorandum, insofar as such statements purport to summarize certain provisions of the Notes and the Indenture, provide a fair summary of such provisions;

               (vi) the Indenture has been duly authorized, executed and delivered, and constitutes a legal, valid and binding instrument enforceable against the Issuers in accordance with its terms;

               (vii) the Registration Rights Agreement has been duly authorized, executed and delivered by the Issuers and constitutes a legal, valid and binding instrument enforceable against the Issuers in accordance with its terms;

               (viii) the Warrants have been duly and validly authorized for issuance and sale to the Partnership and their resale by the Partnership to the Initial Purchasers pursuant to this Agreement has been duly and validly authorized by the Partnership and, when issued and countersigned in accordance with the provisions of the Warrant Agreement and delivered to and paid for by the Initial Purchasers pursuant to this Agreement, will constitute the legal, valid and binding obligations of Warrant Holdings, enforceable against Warrant Holdings in accordance with their terms and entitled to the benefits of the Warrant Agreement; and the statements set forth under the heading "Description of the Warrants" in the Final Memorandum, insofar as such statements purport to summarize certain provisions of the Warrants and the Warrant Agreement, provide a fair summary of such provisions;

               (ix) the Warrant Agreement has been duly authorized, executed and delivered by Warrant Holdings and constitutes a legal, valid and binding instrument enforceable against Warrant Holdings in accordance with its terms;

               (x) the Registration Rights and Partners' Agreement has been duly authorized, executed and delivered by the Partnership and Warrant Holdings and constitutes a legal, valid and binding instrument enforceable against the Partnership and Warrant Holdings in accordance with its terms;

               (xi) The Warrant Shares have been duly authorized and reserved for issuance upon exchange of the Warrants in accordance with the terms of the Warrant Agreement, are free of preemptive rights under the charter of Warrant Holdings and, to such counsel's knowledge, any other agreement and, when issued upon exchange of the Warrants in accordance with the terms of the Warrant Agreement will be validly issued, fully paid and nonassessable;

               (xii) assuming the accuracy of the representations and warranties and compliance with the agreements contained herein and contained in the Subscription and Purchase Agreement and the statements contained in the Final Memorandum under the sections "Notice to Investors" and "Plan of Distribution," no registration under the Securities Act of the Units, Notes, Warrants or the notes identical to the Notes concurrently being issued to Petro Holdings LP Corp. pursuant to the Subscription and Purchase Agreement, and no qualification of an indenture under the Trust Indenture Act, are required for the initial offer and sale by the Initial Purchasers of the Units, Notes or Warrants in the manner contemplated by this Agreement provided that, no opinion is expressed with respect to any subsequent resale of the Units, Notes or Warrants;

               (xiii) to the best knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body is required for the issuance of the Notes by the Issuers, the issuance of the Warrants by Warrant Holdings, the sale of the Warrants by Warrant Holdings to the Partnership, the offering and sale to the Initial Purchasers by the Issuers of the Notes and Warrants pursuant to this Agreement and the compliance by the Issuers and Warrant Holdings with the other provisions of this Agreement and the other Transaction Documents, except such as may be required under the blue sky or securities laws of any jurisdiction in connection with the purchase and sale of the Notes and Warrants by the Initial Purchasers and such other approvals (specified in such opinion) as have been obtained;

               (xiv) to the best knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body is required for the consummation of the Recapitalization and the compliance by the Issuers and Warrant Holdings with the provisions of the Recapitalization Documents, except such approvals (specified in such opinion) as have been obtained, and except where the absence of which, singly or in the aggregate, would not have a Material Adverse Effect;

               (xv) neither the issue of the Notes by the Issuers, the issuance of the Warrants by Warrant Holdings, the sale of the Warrants by Warrant Holdings to the Partnership, the offering and sale to the Initial Purchasers by the Issuers of the Notes and Warrants and the compliance by the Issuers and Warrant Holdings with the provisions of this Agreement and the other Transaction Documents, nor the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation of, or constitute a default under the partnership governance agreement, charter or by-laws of the Issuers or Warrant Holdings or the terms of any indenture or other agreement or instrument listed as a material contract on Schedule II to this Agreement and to which the Issuers or Warrant Holdings is a party or bound or any law, judgment, order or decree known to such counsel to be applicable to the Issuers or Warrant Holdings of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Issuers or Warrant Holdings;

               (xvi) neither the consummation of the Recapitalization and the compliance by the parties thereto with the provisions of the Recapitalization Documents nor the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation of, or constitute a default under the partnership governance agreement, charter or by-laws of the Issuers or Warrant Holdings or the terms of any indenture or other agreement or instrument listed as a material contract on Schedule II to this Agreement and to which the Issuers or Warrant Holdings is a party or bound or any law, judgment, order or decree known to such counsel to be applicable to the Issuers or Warrant Holdings of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Issuers or Warrant Holdings, except such conflict, breach, violation or default which, singly or in the aggregate, would not have a Material Adverse Effect;

               (xvii) neither the consummation of the transactions contemplated by this Agreement nor the sale, issuance, execution or delivery of the Notes and Warrants comprising the Units will violate Regulation T, U or X of the Federal Reserve Board.

          The foregoing opinions will be subject to the following assumptions, qualifications, limitations and exceptions:

               A. With respect to the opinions stated in paragraphs (xiii) and (xv), such counsel expresses no opinion as to violations of state securities or blue sky laws, or consents, approvals, authorizations, or orders of, or filings or registrations with, state securities regulatory authorities (or federal securities authorities, which are specifically addressed in paragraph (xii)) and any such consents, approvals, authorizations, or order of, or filings or registrations with, the Securities and Exchange Commission and any state securities regulatory authorities as may be required in the future to be obtained or made pursuant to the Registration Rights Agreement or the Registration Rights and Partners' Agreement.

               B.     With respect to the opinions stated in paragraphs (iv),
          (v), (vi), (vii), (viii), (ix) and (x) such counsel's opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar laws affecting enforcement of creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances or transfers, preferential transfers, and of laws affecting distributions by corporations to stockholders, and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity, at law or in arbitration, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

               C. Such counsel expresses no opinion as to the legality, validity, binding nature or enforceability of any provision in the Transaction Documents relating to indemnification or contribution or the ability to obtain specific performance, injunctive relief or other equitable relief as a remedy for noncompliance with any of the Transaction Documents or any of the Recapitalization Documents.

               D. In rendering such counsel's opinions expressed in paragraphs (xv) and (xvi) insofar as they require interpretation of contracts, indentures, mortgages, deeds of trust, loan or credit agreements or instruments ("Material Contracts"), such counsel expresses no opinion with respect to any financial calculations or data in respect of financial covenants included in any Material Contract. Furthermore, with respect to paragraphs (xv) and (xvi) while such counsel advises that (subject to the other assumptions, exceptions, qualifications and limitations herein), the Transaction Documents and Recapitalization Documents may be performed in a manner that does not result in a conflict, violation, breach or default described therein, such counsel expresses no opinion as to whether the actual performance of the terms and provisions of the Transaction Documents and Recapitalization Documents after the date hereof will not conflict, violate, breach or constitute a default under any Material Contract, or violate any statute, regulation, judgment, decree or order applicable to any of the Issuers or Warrant Holdings.

               Such counsel shall also state that such counsel has participated in conferences with officers and other representatives of the Issuers and Petro Stopping Centers, L.P., representatives of the independent public accountants for the Issuers and Petro Stopping Centers, L.P., representatives of the Initial Purchasers and Counsel for the Initial Purchasers, at which conferences the contents of the Final Memorandum and related matters were discussed. Because the purpose of such counsel's professional engagement was not to establish or confirm factual matters and because the scope of such counsel's examination of the affairs of the Issuers and Warrant Holdings is not designed to verify the accuracy, completeness or fairness of the statements set forth in the Final Memorandum, such counsel is not passing upon, and does not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Final Memorandum (except to the extent in the final clause of paragraph (v) and the final clause of paragraph (viii) above). On the basis of the foregoing, no facts have come to such counsel's attention which lead such counsel to believe that the Final Memorandum, on the date thereof or the date hereof, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading (it being understood that such counsel expresses no view with respect to the financial statements and the notes thereto and the other financial data and accounting data included in the Final Memorandum.)

               In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the State of New York, the State of Texas, the State of Delaware or the United States, to the extent they deem proper and specified in such opinion, upon the opinion of other counsel and who are satisfactory to Counsel for the Initial Purchasers and (B) as to matters of fact, to the extent they deem proper, on certificates of responsible officers of the Issuers and Warrant Holdings and public officials.

               All references in this Section 6(a) to the Final Memorandum shall be deemed to include any amendment or supplement thereto at the Closing Date.

          (b) The Issuers shall have furnished to the Initial Purchasers the opinion of Kemp, Smith, Duncan & Hammond, P.C., counsel for Petro Stopping Centers, L.P., dated the Closing Date, to the effect that:

               (i) Petro Stopping Centers, L.P. has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of Delaware, with full partnership power and authority to own its properties and conduct its business as described in the Final Memorandum, and is duly qualified to do business as a foreign limited partnership and is in good standing under the laws of each jurisdiction listed on Schedule III hereto;

               (ii) all the limited partnership interests in Petro Stopping Centers, L.P. have been duly authorized and validly issued and are fully paid and non-assessable (except for capital call provisions provided in the Operating Partnership Agreement); at least 99.0% of the outstanding capital interests in Petro Stopping Centers, L.P. are owned by the Partnership either directly or through wholly owned subsidiaries, free and clear of any perfected security interest, except such security interests contained in the New Senior Credit Facility and, to the knowledge of such counsel, any other security interest;

               (iii) the statements set forth under the headings "Description of Holdings Partnership Agreement" and "Description of Limited Partnership Interest" in the Final Memorandum, insofar as such statements purport to summarize certain provisions of the Holdings Partnership Agreement, provide a fair summary of such provisions;

               (iv) neither the issue of the Notes by the Issuers, the issuance of the Warrants by Warrant Holdings, the sale of the Warrants by Warrant Holdings to the Partnership, the offering and sale to the Initial Purchasers by the Issuers of the Notes and Warrants, nor the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation of, or constitute a default under the partnership governance agreement, charter or by-laws of Petro Stopping Centers, L.P. or any of its subsidiaries or the terms of any indenture or other agreement or instrument listed as a material contract on Schedule II to this Agreement and to which Petro Stopping Centers, L.P. or any of its subsidiaries is a party or bound or any law, judgment, order or decree known to such counsel to be applicable to Petro Stopping Centers, L.P. or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over Petro Stopping Centers, L.P. or any of its subsidiaries;

               (v) neither the consummation of the Recapitalization and the compliance by the parties thereto with the provisions of the Recapitalization Documents nor the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation of, or constitute a default under the partnership governance agreement, charter or by-laws of Petro Stopping Centers, L.P. or any of its subsidiaries or the terms of any indenture or other agreement or instrument listed as a material contract on Schedule II to this Agreement and to which Petro Stopping Centers, L.P. or any of its subsidiaries is a party or bound or any law, judgment, order or decree known to such counsel to be applicable to Petro Stopping Centers, L.P. or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over Petro Stopping Centers, L.P. or any of its subsidiaries, except such conflict, breach, violation or default which, singly or in the aggregate, would not have a Material Adverse Effect.

          The foregoing opinions will be subject to the following assumptions, qualifications, limitations and exceptions:

               A. With respect to the opinions stated in paragraph (iv), such counsel expresses no opinion as to violations of state securities or blue sky laws, or consents, approvals, authorizations, or orders of, or filings or registrations with, state securities regulatory authorities and any such consents, approvals, authorizations, or order of, or filings or registrations with, the Securities and Exchange Commission and any state securities regulatory authorities as may be required in the future to be obtained or made pursuant to the Registration Rights Agreement.

               B.  In rendering such counsel's opinions expressed in paragraphs
          (iv) and (v) insofar as they require interpretation of contracts, indentures, mortgages, deeds of trust, loan or credit agreements or instruments ("Material Contracts"), such counsel expresses no opinion with respect to any financial calculations or data in respect of financial covenants included in any Material Contract. Furthermore, with respect to paragraphs (iv) and (v) while such counsel advises that (subject to the other assumptions, exceptions, qualifications and limitations herein), the Transaction Documents and Recapitalization Documents may be performed in a manner that does not result in a conflict, violation, breach or default described therein, such counsel expresses no opinion as to whether the actual performance of the terms and provisions of the Transaction Documents and Recapitalization Documents after the date hereof will not conflict, violate, breach or constitute a default under any Material Contract, or violate any statute, regulation, judgment, decree or order applicable to any of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P.

     (c) The Issuers shall have furnished to the Initial Purchasers the opinion of Nancy Santana, Esq., Vice President and General Counsel and Secretary of the Partnership, dated the Closing Date, to the effect that:

          (i) the information contained in the Final Memorandum under the heading "Governmental Regulation" fairly summarizes in all material respects the matters described therein.

          All references in this Section 6(c) to the Final Memorandum shall be deemed to include any amendment or supplement thereto at the Closing Date.

     (d) The Issuers shall have furnished to the Initial Purchasers the opinion of Sullivan and Worcester LLP, counsel for the Issuers and Warrant Holdings, dated the Closing Date, to the effect that:

          (i) neither of the Issuers is an investment company that is, or is required to be (or after giving effect to the offering and sale of the Units and the application of the net proceeds thereof as described in the Final Memorandum under "Use of Proceeds" will be required to be) registered under the Investment Company Act without considering the possible application of the exemption from registration set out in Section 3(c)(1) of the Investment Company Act;

          (ii) assuming the accuracy of the representations and warranties and compliance with the agreements contained herein, Warrant Holdings is not and, after giving effect to the offering and sale of the Units and the application of the net proceeds thereof as described in the Final Memorandum under "Use of Proceeds" will not be, required to register as an "investment company" under the Investment Company Act, and is not "controlled" by an "investment company" as defined in the Investment Company Act.

     All references in this Section 6(d) to the Final Memorandum shall be deemed to include any amendment or supplement thereto at the Closing Date.

     (e) The Initial Purchasers shall have received from Counsel for the Initial Purchasers such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Notes and Warrants comprising the Units, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Initial Purchasers may reasonably require, and the Issuers shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

     (f) The Issuers shall have furnished to the Initial Purchasers certificates of each of the Issuers and Warrant Holdings, dated the Closing Date, signed by the Chairman of the Board or the President and the principal financial or accounting officer of each thereof to the effect that the signers of such certificates have carefully examined the Final Memorandum, any amendment or supplement to the Final Memorandum and this Agreement and that:

          (i) the representations and warranties of the Issuers and Warrant Holdings in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and each of the Issuers and Warrant Holdings have complied with all the agreements and satisfied all the conditions on each of their parts to be performed or satisfied hereunder at or prior to the Closing Date; and

          (ii) since the date of the most recent financial statements included in the Final Memorandum, there has been no material adverse change in the financial condition, earnings, business or properties of any of the Issuers, Warrant Holdings or Petro Stopping Centers, L.P., whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated by the Final Memorandum (exclusive of any amendment or supplement thereto).

     (g) The Representative shall have received from Arthur Andersen LLP a letter or letters dated, respectively, the Execution Date and the Closing Date, in form and substance satisfactory to the Representative, to the effect that:

          (i) they are independent certified public accountants with respect to the Partnership under Rule 101 of the AICPA's Code of Professional Conduct and its interpretations and rulings;

          (ii) in their opinion, the audited consolidated financial statements and schedules examined by them and included in the Final Memorandum comply in form in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations;

          (iii) on the basis of carrying out certain specified procedures (which do not constitute an examination made in accordance with generally accepted auditing standards) that would not necessarily reveal matters of significance with respect to the comments set forth in this paragraph
     (iii), a reading of the minute books and consents in lieu of special meetings of the board of directors of the Partnership and of Petro Stopping Centers, L.P., and inquiries of certain officials of the Partnership who have responsibility for financial and accounting matters, nothing came to their attention that caused them to believe that, at a specific date not more than five business days prior to the date of such letter, except as described in the Final Memorandum, there were any changes in the total partners' capital or total debt of the Partnership or any decreases in working capital of the Partnership, in each case compared with amounts shown on the March 31, 1998 unaudited balance sheet of Petro Stopping Centers, L.P. included in the Final Memorandum, or, for the period from March 31, 1999 to such specified date, there were any decreases in total net revenues, EBITDA or total amount of net income of the Partnership, in each case compared with amounts from the corresponding period of the prior year of Petro Stopping Centers, L.P., except in all instances for changes, decreases or increases set forth in such letter;

          (iv) they have carried out certain specified procedures, not constituting an audit, with respect to certain amounts, percentages and financial information that are derived from the general accounting records of the Partnership and its consolidated subsidiaries and are included in the Final Memorandum and have compared such amounts, percentages and financial information with such records of the Partnership and its consolidated subsidiaries and with information derived from such records and have found them to be in agreement, excluding any questions of legal interpretation; and

          (v) on the basis of a reading of the unaudited pro forma consolidated financial statements included in the Final Memorandum, carrying out certain specified procedures that would not necessarily reveal matters of significance with respect to the comments set forth in this paragraph (v), inquiries of certain officials of the Partnership who have responsibility for financial and accounting matters and proving the arithmetic accuracy of the application of the pro forma adjustments to the historical amounts in the unaudited pro forma consolidated financial statements, nothing came to their attention that caused them to believe that the pro forma adjustments had not been properly applied to the historical amounts in the compilation of those statements.

     In the event that the letter referred to above sets forth any such changes, decreases or increases, it shall be a further condition to the obligations of the Initial Purchasers that (A) such letters shall be accompanied by a written explanation from the Partnership as to the significance thereof, unless the Representative deems such explanation unnecessary, and (B) such changes, decreases or increases do not, in the sole judgment of the Representative, make it impractical or inadvisable to proceed with the purchase and delivery of the Notes and Warrants comprising the Units as contemplated by this Agreement and the Final Memorandum, as amended as of the date hereof.

     All references in this Section 6(g) to the Final Memorandum shall be deemed to include any amendment or supplement thereto at the date of the letter.

          (h) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Final Memorandum, there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (g) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the business or properties of the Issuers and its subsidiaries or Warrant Holdings the effect of which, in any case referred to in clause (i) or (ii) above, is, in the judgment of the Initial Purchasers, so material and adverse as to make it impractical or inadvisable to market the Units as contemplated by the Final Memorandum.

          (i) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the debt securities of either of the Issuers or Petro Stopping Centers, L.P. by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

          (j) Each of the Transaction Documents (including any amendments thereto) shall have been duly authorized, executed and delivered by each of the parties thereto, and the Representative shall have received copies of each such Transaction Document (including any amendments thereto) as so executed and delivered in the form provided to the Representative on or before the date hereof except for changes approved by the Representative or changes which do not materially adversely affect the holders of the Notes and the Warrants.

          (k) Each of the Recapitalization Documents (including any amendments thereto) shall have been duly authorized, executed and delivered by each of the parties thereto, and the Representative shall have received copies of each such Recapitalization Document (including any amendments thereto) as so executed and delivered in the form provided to the Representative on or before the date hereof except for changes approved by the Representative or changes which do not materially adversely affect the Issuers, Warrant Holdings or Petro Stopping Centers, L.P.

          (l) Prior to the Closing Date, the Issuers shall have furnished to the Representative such further information, certificates and documents as the Representative may reasonably request.

          If any of the conditions specified in this Section 6 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Representative and Counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be canceled at, or at any time prior to, the Closing Date by the Representative. Notice of such cancellation shall be given to the Issuers in writing or by telephone or telegraph confirmed in writing.

          The documents required to be delivered by this Section 6 will be delivered at the offices of Gibson, Dunn & Crutcher, 200 Park Avenue, New York, New York on the Closing Date.

          7.   Reimbursement of Expenses; Fees.  The Issuers will, whether or
               -------------------------------
not the sale of the Units provided for herein is consummated, (i) pay all expenses incident to the performance of their obligations under the offering documents, including the fees and disbursements of its accountants and counsel, the cost of printing or other production and delivery of the Preliminary Memorandum, the Final Memorandum, all amendments thereof and supplements thereto and all other documents relating to the offering of the Units, the cost of preparing, printing, packaging and delivering the Notes and Warrants comprising the Units, the fees and disbursements, including fees of counsel incurred in compliance with Section 5(d), the fees and disbursements of the Trustee and the fees of any agency that rates the Notes, the fees and expenses, if any, incurred in connection with the admission of the Notes for trading in the PORTAL Market and (ii) reimburse the Initial Purchasers as requested for all reasonable out-of-pocket expenses (including reasonable legal fees and expenses) incurred by the Initial Purchasers in connection with the proposed purchase and resale of the Units.

          8.   Indemnification and Contribution.  (a)  The Issuers jointly agree
               --------------------------------
to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees and agents of the Initial Purchasers and each person who controls any Initial Purchaser within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum or any information provided by the Issuers to any holder or prospective purchaser of Units, Notes or Warrants pursuant to Section 5(h), or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agree to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however,
                                                             --------  -------
that the Issuers will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Issuers by or on behalf of any Initial Purchaser specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Issuers may otherwise have. However, with respect to any untrue statement or omission of material fact made in any Preliminary Memorandum or Final Memorandum or any amendment or supplement thereto, the indemnity agreement contained in this Section 8(a) shall not inure to the benefit of any Initial Purchaser from whom the person asserting any such loss, claim, damage or liability purchased the securities concerned, to the extent that any such loss, claim, damage or liability of such Initial Purchaser results from the fact that (x) the Issuers had previously furnished copies of the Final Memorandum as then amended or supplemented to the Representative in accordance with this Agreement, (y) the untrue statement or omission of a material fact contained in the Preliminary Memorandum (or Final Memorandum) was corrected in the Final Memorandum (as then amended or supplemented) and (z) there was not sent or given to such person, at or prior to the written confirmation of the sale of such securities to such person, a copy of the Final Memorandum (as then amended or supplemented).

          (b) Each Initial Purchaser severally agrees to indemnify and hold harmless the Issuers, their directors, their officers, and each person who controls the Issuers within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from the Issuers to each Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to the Issuers by or on behalf of such Initial Purchaser through the Representative specifically for inclusion in the Preliminary Memorandum or the Final Memorandum (or in any amendment or supplement thereto). This indemnity agreement will be in addition to any liability which the Initial Purchasers may otherwise have. The Issuers acknowledge that the statements set forth in the third and fourth paragraphs under the heading "Plan of Distribution" in the Preliminary Memorandum and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Preliminary Memorandum or the Final Memorandum (or in any amendment or supplement thereto).

          (c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this
Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party's choice at the indemnifying party's expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified
--------  -------
party. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

          (d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Issuers, on the one hand, and the Initial Purchasers, on the other hand, agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively "Losses") to which the Issuers, on the one hand, and one or both of the Initial Purchasers, on the other hand, may be subject in such proportion as is appropriate to reflect the relative benefits received by the Issuers, on the one hand, and by the Initial Purchasers, on the other hand, from the offering of the Units; provided, however, that in no case shall any Initial Purchaser (except as
       --------  -------
may be provided in any agreement between the Initial Purchasers relating to the offering of the Units) be responsible for any amount in excess of the purchase discount or commission applicable to the Units purchased by such Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Issuers, on the one hand, and the Initial Purchasers, on the other hand, shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Issuers, on the one hand, and of the Initial Purchasers, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Issuers shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses), and benefits received by the Initial

Purchasers shall be deemed to be equal to the total purchase discounts and commissions received by the Initial Purchasers from the Issuers in connection with the purchase of the Units hereunder. Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by the Issuers or the Initial Purchasers. The Issuers and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Issuers within the meaning of either the Securities Act or the Exchange Act and each officer and director of the Issuers shall have the same rights to contribution as the Issuers, subject in each case to the applicable terms and conditions of this paragraph
(d).

          9.   Default by an Initial Purchaser.  If either of the Initial
               -------------------------------
Purchasers shall fail to purchase and pay for any of the Units agreed to be purchased by it hereunder and such failure to purchase shall constitute a default in the performance of its obligations under this Agreement, the remaining Initial Purchaser shall be obligated severally to take up and pay for the Units which the defaulting Initial Purchaser agreed but failed to purchase; provided, however, that in the event that the aggregate number of Units which
--------  -------
the defaulting Initial Purchaser agreed but failed to purchase shall exceed 10% of the aggregate number of Units set forth in Schedule I hereto, the remaining Initial Purchaser shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Units, and if such non-defaulting Initial Purchaser does not purchase all the Units, this Agreement will terminate without liability to the non-defaulting Initial Purchaser or the Issuers. In the event of a default by either Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding seven days, as the Representative shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve a defaulting Initial Purchaser of its liability, if any, to the Issuers or the non-defaulting Initial Purchaser for damages occasioned by its default hereunder.

          10.  Termination.  This Agreement shall be subject to termination in
               -----------
the absolute discretion of the Representative, by notice given to the Issuers prior to delivery of and payment for the Notes and Warrants comprising the Units, if prior to such time (i) trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such Exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the judgment of the Initial Purchasers, impracticable or inadvisable to proceed with the offering or delivery of the Notes and Warrants comprising the Units as contemplated by the Final Memorandum.

          11.  Representations and Indemnities to Survive.  The respective
               ------------------------------------------
agreements, representations, warranties, indemnities and other statements of the Issuers and Warrant Holdings or any of their officers and of the Initial Purchasers set forth in or made pursuant to this

Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the Issuers, Warrant Holdings or any of the officers, directors or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Notes and Warrants comprising the Units. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

          12.  Notices.  All communications hereunder will be in writing and
               -------
effective only on receipt, and, if sent to the Representative, will be mailed, delivered or telegraphed and confirmed to First Union Capital Markets Corp., 301 South College Street, TW-5, Charlotte, NC 28288-0604, attention: Kevin Smith; or, if sent to the Issuers, will be mailed, delivered or telegraphed and confirmed to them at 6080 Surety Drive, El Paso, TX 79905, attention: General Counsel.

          13.  Successors.  This Agreement will inure to the benefit of and be
               ----------
binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8 hereof, and, except as expressly set forth in Section 5(h) hereof, no other person will have any right or obligation hereunder.

          14.  Applicable Law.  This Agreement will be governed by and construed
               --------------
in accordance with the laws of the State of New York.

          15.  Business Day. For purposes of this Agreement, Business Day means
               ------------
any day excluding Saturday, Sunday or any other day which is a legal holiday under the laws of Charlotte, North Carolina or New York, New York or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close.

          16.  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this Agreement and your acceptance shall represent a binding agreement among the Issuers, Warrant Holdings and the Initial Purchasers.

                                   Very truly yours,

                                   Petro Stopping Centers Holdings, L.P.



                                   By___________________________________
                                   Name:
                                   Title:

                                   Petro Holdings Financial Corporation



                                   By___________________________________
                                   Name:
                                   Title:

                                   Petro Warrant Holdings Corporation



                                   By___________________________________
                                   Name:
                                   Title:


The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.


First Union Capital Markets Corp.
CIBC World Markets Corp.

By First Union Capital Markets Corp.

By__________________________________
Name:
Title:

For themselves and the other Initial Purchaser named in Schedule I to the foregoing Agreement

                                                                  EXECUTION COPY

                                  SCHEDULE I


                                                   Number of Units
Initial Purchasers                                 to be Purchased
__________________                                 _______________

First Union Capital Markets Corp.                      74,437
CIBC World Markets Corp.                                8,270

                                                   _______________
               Total                                   82,707

                                  SCHEDULE II

                               Material Contacts
                               -----------------

   1. All agreements to be entered into as of July 23, 1998 and defined as Transaction Documents in the Purchase Agreement to which this Schedule is attached.

   2. All agreements to be entered into as of July 23, 1998 and defined as Recapitalization Documents in the Purchase Agreement to which this
       Schedule is attached.

   3. Indenture, dated as of May 24, 1994, among Petro Stopping Centers, L.P., Petro Financial Corporation and First Trust National Association, as trustee, for $100,000,000 principal amount 12 1/2% Senior Notes due 2002.

   4. Indenture dated as of January 30, 1997, among Petro Stopping Centers, L.P., Petro Financial Corporation and State Street Bank and Trust Company, as trustee, relating to $135,000,000 principal amount 10 1/2% Senior Notes due 2007.

   5. Second Amended and Restated Revolving Credit and Term Loan Agreement, to be dated as of July 23, 1999, among Petro Stopping Centers, L.P., the Lenders party thereto, and The First National Bank of Boston, as Agent.

   6. Employment Agreement, dated February 10, 1999, by and between James A. Cardwell, Sr. and the Company.

   7. Employment Agreement, dated February 10, 1999, by and between James A. Cardwell, Jr. and the Company.

   8. Employment Agreement dated March 1999, by and between Evan Brudahl and the Company.

   9. PMPA Motor Fuels Franchise Agreement, to be dated July 23, 1999, by and between Mobil Oil and Petro Stopping Centers, L.P.

  10. Master Supply Contract for Resale of Oils and Greases, to be dated July 23, 1999 by and between Mobil Oil and Petro Stopping Centers, L.P.

  11. Joint Operating and Supply Agreement to be dated as of July 23, 1999, between Petro Stopping Centers, L.P. and Volvo Trucks North America.

  12. Second Amended and Restated Indemnity and Hold Harmless Agreement, to be dated July 23, 1999, by James A. Cardwell, Sr. for the benefit of Petro Holdings GP Corp., Petro, Inc., Petro Stopping Centers, L.P. and Petro Financial Corporation.

  13. Second Amended and Restated Indemnity and Hold Harmless Agreement, to be dated July 23, 1999, by James A. Cardwell, Jr. and for the benefit of Petro Holdings GP Corp., Petro, Inc., Petro Stopping Centers, L.P. and Petro Financial Corporation.

  14. Second Amended and Restated Indemnity and Hold Harmless Agreement, to be dated July 23, 1999, by JAJCO II for the benefit of Petro Holdings GP Corp., Petro, Inc., Petro Stopping Centers, L.P. and Petro Financial Corporation.

  15. Indemnity and Hold Harmless Agreement, to be dated July 23, 1999, by Petro, Inc. for the benefit of Petro Holdings GP Corp., Petro, Inc., Petro Stopping Centers, L.P. and Petro Financial Corporation.

  16. Limited Liability Company Operating Agreement of Petro Travel Plaza, LLC, dated as of December 5, 1997, among Petro Stopping Centers, L.P., Tejon Development Corporation, and Tejon Ranch Company, as Guarantor.

  17. Franchise Agreements between Petro Stopping Centers, L.P. and Highway Service Ventures Inc., dated September 30, 1985, March 14, 1988, February 11, 1991 and January 16, 1995.

  18. Franchise Agreements between Petro Stopping Centers, L.P. and Welsh, Inc., dated March 8, 1996, October 15, 1987, July 1, 1989 and April 8, 1999.

  19. Franchise Agreements between Petro Stopping Centers, L.P. and All American Plazas, Inc. dated March 19, 1998 and February 19, 1998.

                                 SCHEDULE III

                   Material Property and Lease Jurisdictions
                   -----------------------------------------

                         Petro Stopping Centers, L.P.
                         ----------------------------

                                    Alabama
                                    Arizona
                                   Arkansas
                                  California
                                   Delaware
                                    Florida
                                    Georgia
                                     Idaho
                                    Indiana
                                   Illinois
                                    Kansas
                                   Kentucky
                                   Louisiana
                                   Maryland
                                   Michigan
                                  Mississippi
                                   Missouri
                                   Nebraska
                                  New Jersey
                                  New Mexico
                                North Carolina
                                 North Dakota
                                     Ohio
                                   Oklahoma
                                    Oregon
                                 Pennsylvania
                                South Carolina
                                   Tennessee
                                     Texas
                                   Virginia
                                   Wisconsin
                                    Wyoming

                     Petro Stopping Centers Holdings, L.P.
                     -------------------------------------
                                     Texas

                     Petro Holdings Financial Corporation
                     ------------------------------------
                                     Texas

                      Petro Warrant Holdings Corporation
                      ----------------------------------
                                     Texas